MGP Ingredients, Inc. Cray Business Plaza 100 Commercial St., P.O. Box 130 Atchison, Kansas 66002-0130 800.255.0302 www.mgpingredients.com

To:    David Bratcher
From:    Dave Colo
CC:    Eri Lapish
Date:    June 27, 2022

This memo confirms our verbal discussion wherein MGP Ingredients, Inc. (the “Company”) agreed to provide additional financial benefits to you in the event you incur a Qualifying Termination as that term is defined by the then existing MGP Ingredients, Inc. Amended and Restated Executive Severance Plan (the “Severance Plan”). In addition to any benefits you are eligible to receive under the Severance Plan, in the event of a Qualifying Termination you will also be eligible to receive the following consideration:

•All outstanding Restricted Stock Units (“RSUs”) held by you but not yet vested as of the date of the Qualifying Termination shall fully vest to the same extent as if your employment with the Company had continued through the applicable vesting period of each outstanding RSU. The accelerated vesting of any RSUs as a result of this memo agreement shall supersede any conflicting provisions in the applicable Company equity plan and any applicable award documents (the “Equity Documents”). However, all other provisions of the Equity Documents will remain in full force and effect;

•Any LTI award with respect to a fiscal year ending prior to the date of a Qualifying Termination but unpaid as of such date, shall be granted to you at the same time in the year of the Qualifying Termination as such grant would be made if you continued to be employed by the Company; and

•The Company will grant you a pro-rata equity incentive award (the “Pro-rata LTI Award”) for the year in which the Qualifying Termination occurs. The Pro-rata LTI Award shall be equal to (x) the number of RSUs that would be included in a LTI award if you had served for the entire year in which the termination occurred, multiplied by (y) a fraction, with the numerator being the number of days you were employed in the year of your Qualifying Termination and the denominator being 365. The Pro-rata LTI Award shall be granted at the same time as such award would have been made if you continued to be employed by the Company.

Your eligibility to receive the additional benefits set forth in this memo agreement are subject to all other conditions to your receipt of severance benefits set forth in the Severance Plan, including but not limited to, your execution of a severance and release agreement to the satisfaction of the Company.

Creating Better Solutions…Naturally

Nothing in this memo agreement alters the employment at will relationship between you and the Company. All existing agreements between you and the Company remain in full force and effect unless specifically modified or amended herein.

/s/ David J. Colo	June 27, 2022
Dave Colo	Date

/s/ David Bratcher	June 30, 2022
David Bratcher	Date

Creating Better Solutions…Naturally